EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Professional Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-63379) on Form S-8, of Professional Bancorp, Inc. of our report dated April 19, 1999, with respect to the consolidated balance sheet of Professional Bancorp, Inc. and subsidiary as of December 31, 1998 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which appears in the December 31, 1999 annual report on Form 10-K of Professional Bancorp, Inc.

                                    KPMG LLP


Los Angeles, California
March 29, 2000